EXHIBIT 99.1

MURPHY OIL CORPORATION ANNOUNCES ELECTION OF NEW DIRECTOR

EL DORADO, Arkansas, October 2, 2019 - Murphy Oil Corporation (NYSE: MUR) announced today that the Board of Directors has approved the election of Robert N. Ryan Jr. as director, effective October 1, 2019.
“Bobby brings a wealth of experience to the board through his extensive, 39-year tenure in oil and natural gas operations, including knowledge of global exploration and energy policy,” stated Claiborne P. Deming, Chairman of the Board for Murphy Oil Corporation. “Bobby will be an asset to our board and provide unique expertise in exploration, which is a key tenant of our strategy.”
Prior to his retirement in 2018, Mr. Ryan was Vice President of Global Exploration at Chevron Corporation, where he was responsible for the company’s multi-billion dollar worldwide exploration program for 15 years. He was also a member of upstream and corporate executive leadership teams. As the Texaco lead on the Upstream Integration Team for the Chevron and Texaco merger in 2000 to 2001, he played a key role in redesigning Chevron’s global exploration program.
Mr. Ryan’s extensive career first began in 1979 as an offshore geologist with Texaco. He held a variety of technical and management positions in exploration and production, including Gulf of Mexico Exploration Manager, prior to becoming General Manager - International Exploration for Chevron in 2001. In 1990, he was appointed to the Office of the Assistant Secretary for Conservation and Renewable Energy in the U.S. Department of Energy, where he was involved in policy issues related to renewable energy and energy efficiency.
Mr. Ryan has held several industry leadership roles and is currently a member of the Board of Advisors at the School of Science and Engineering at Tulane University. He earned a Bachelor of Science and Master of Science in Geology, both from Tulane University.
ABOUT MURPHY OIL CORPORATION
Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes production from North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay, Tupper Montney and Placid Montney, as well as offshore Gulf of Mexico and Canada. Additional information is available on the Company’s website www.murphyoilcorp.com.

Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107
Bryan Arciero, bryan_arciero@murphyoilcorp.com, 281-675-9339
Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470

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